                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: February 6, 2002

                                 AMERALIA, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                         Commission file number: 0-15474

            Utah                                              87-0403973
------------------------------                      ----------------------------
 (State or other jurisdiction                       (IRS Employer Identification
incorporation or organization)                                 Number)

                     818 Taughenbaugh Blvd., Rifle, CO 81650
              -----------------------------------------------------
              (Address of principal executive offices and Zip Code)

                                 (970) 625-9134
               ---------------------------------------------------
               Registrant's telephone number, including area code:

                                 not applicable
                  --------------------------------------------
                  former name or former address, if applicable

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Item 5. Other Events.

     AmerAlia, Inc. (Nasdaq: AALA) has completed an agreement February 6, 2002 with a principal shareholder, the Jacqueline Badger Mars Trust, by which the Trust has converted its guaranty fee payable of $1,780,000 into equity. Previously, the Company and the Trust had agreed that the guaranty fee liability would be converted into equity following an announcement of permanent financing or a strategic alliance for the development of the Rock School Lease project. The terms of the subscription agreement provide for the issue of 1,780,000 restricted shares of common stock at $1 per share with the additional provision that if the Company makes an announcement of permanent financing or a strategic alliance before December 31, 2002, then the number of shares to be issued will be recalculated based on market prices of the company's stock for the thirty days following the announcement, up to a maximum price of $2.50 per share.

     AmerAlia, Inc. is also filing herewith its Restated Consolidated Financial Statements for the years ended June 30, 2001, and June 30, 2000, together with the report from its independent certified public accountants. As discussed in the notes to the financial statements, certain errors were discovered regarding the capitalization of loan guaranty fees which resulted in understatements of assets and equity, as well as overstating the net loss for the years ended June 30, 2001 and June 30, 2000. The combined error totaled $961,921. Consequently, the restated shareholders funds at June 30, 2001 were $2,535,787 compared with the previously reported $1,573,866. The differences represent capitalization of loan guaranty fees paid by the Company during the years ended June 30, 2001 and 2000. These fees were incurred to secure the financing for the Rock School Lease project development. Such Capitalization is consistent with FASB Statement 34 "Capitalization of Interest Cost". The Company also intends to include these financial statements and the report in an amendment to the Company's annual report on Form 10-KSB for the year ended June 30, 2001, which the Company expects to file on or before March 31, 2002.

     As AmerAlia previously announced, it met with a hearing panel formed by Nasdaq to consider removing AmerAlia common stock from the Nasdaq SmallCap market. The hearing panel requested additional information and, to the knowledge of AmerAlia, has not yet reached a decision. AmerAlia has no assurance that the hearing panel will extend AmerAlia's listing on the Nasdaq SmallCap market.

     As AmerAlia has reported in its previous reports, including its Form 10-Q for the quarter ended September 30, 2001 and Form 8K dated December 17, 2001, AmerAlia has a loan of approximately $10,000,000 from the Bank of America that is guaranteed by its principal shareholder, the Jacqueline Badger Mars Trust. This loan is due on March 31, 2002. Furthermore, AmerAlia's agreement with the guarantor provides that the guarantor must approve any "development arrangements" but that any development arrangement that provides for the repayment of the loan in full by February 28, 2002, will be acceptable. AmerAlia's failure to meet the February 28, 2002, deadline may give the guarantor cause to call the loan earlier. AmerAlia has no assurance that either date will be extended. AmerAlia is currently pursuing a development plan which includes the possible acquisition of a sodium-bicarbonate producing plant with debt and equity investment in excess of $30,000,000 that AmerAlia hopes will be provided by third parties. Although AmerAlia has had favorable discussions with the prospective seller of the assets, the definitive purchase agreement has not yet been negotiated. Furthermore, although AmerAlia has received positive indications from the prospective lender and equity investors, AmerAlia has not reached any final agreement with any of these parties and there can be no assurance that AmerAlia will be able to obtain the necessary financing, even if it does reach final agreement with the entity contemplating selling the assets to AmerAlia. As a result, AmerAlia cannot offer any assurance that it will be able to complete the transactions to provide for repayment in full of the outstanding debt by either February 28, 2002 or March 31, 2002.

Item 7 - Financial Statements and Exhibits

     1. Report of H.J. & Associates LLC and financial statements for the years ended June 30, 2001 and 2000.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       AMERALIA, INC.

February 12, 2002                      By: /s/ Robert C.J. van Mourik
                                           ------------------------------
                                           Robert C.J. van Mourik,
                                           Executive Vice President & CFO

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                                 EXHIBIT INDEX

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

  1. Report of H.J. & Associates LLC and financial statements for the years ended June 30, 2001 and 2000.